Exhibit 99.1

NEWS RELEASE                        March 2, 2004

Contact:  Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice Pres. and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

DIRECTOR OF PEOPLES BANCORP OF NC RESIGNS

Peoples Bancorp of North Carolina, Inc., the holding company for Peoples Bank, today announced the resignation of Bruce R. Eckard as a director of the company and bank. In his letter of resignation submitted to the company, Eckard stated that his resignation was prompted by a desire to devote more time to his family and business. He also stated that it was with tremendous sadness that he was submitting his resignation and that he valued his time as a director in the highest regard.

The announcement of Eckard's resignation was made by Robert C. Abernethy, Chairman of the board of directors. Tony W. Wolfe, Peoples Bank's President, stated that "the board values Bruce’s contributions to the bank, and we wish him well in his business interests."

Peoples Bank operates eleven offices throughout Catawba County, North Carolina, one office in Alexander County, North Carolina and three offices in Lincoln County, North Carolina. The Company's common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol "PEBK."  Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.